Exhibit 10.44

DATED                    , 2014

CAMAC PETROLEUM LIMITED

AS BORROWER

AND

ZENITH BANK PLC

AS LENDER

$100,000,000 (ONE HUNDRED MILLION UNITEDSTATES DOLLARS)

TERM LOAN FACILITY AGREEMENT

FOR THE EXPANSION AND DEVELOPMENT OF THE OIL BLOCK OML 120 AND 121

THIS TERM LOAN FACILITY AGREEMENT is made the          day of          2014 between

CAMAC PETROLEUM LIMITED, a company incorporated under the Laws of the Federal Republic of Nigeria having its office at Camac House, Plot 1649, Olosa Street, Victoria Island, Lagos (hereinafter referred to as “The Borrower” which expression shall where the context so admits include its successors-in-title and assigns) of the one part

AND

ZENITH BANK PLC, a banking Company incorporated and licensed under the Laws of the Federal Republic of Nigeria having its registered office at Plot 84 Ajose Adeogun Street, Victoria Island, Lagos State (hereinafter referred to as “The Lender” which expression shall where the context so admits include its successors-in-title and assigns) of the other part.

The Borrower and the Lender shall be jointly referred to as “Parties” in this agreement.

WHEREAS:

i.

The Borrower has applied to the Lender for a Term Loan Facility in the principal sum of $100,000,000.00 (One Hundred Million United States Dollars) for the purposes of part financing the expansion and development of the Oil Block OML 120 and 121.

ii.

The legal holder of the Oil Block OML 120 and 121 is Allied Energy Plc. The Lender understands that by virtue of a Transfer Agreement, between Allied Energy Plc and the Borrower, the Borrower acquired all the economic interest of Allied Energy Plc in Oil Block OML 120 and 121. The approval of the Minister of Petroleum has not been obtained with respect to the transfer.

iii.

Pursuant to the request for the Term Loan Facility by the Borrower, the Lender has made an Offer of Credit Facility (dated July 21, 2014) to the Borrower, the terms of which have been duly accepted by the Borrower.

iv.	The Lender and the Borrower have agreed upon the grant of the term loan facility by the Lender to the Borrower on the terms and conditions herein contained.

NOW THEREFORE IT IS AGREED as follows:

1.	INTERPRETATION
1.1

In this Loan agreement except the context otherwise admits, the following words, terms, phrases and expressions shall have the meanings ascribed hereto. Further the male gender shall include the female gender and vice-versa while the words and phrases in the singular shall include the plural and vice-versa.

i.

“All Assets Debenture” means the Nigerian law governed agreement so granted by or to be granted by the Borrower in favour of the Lender and to include, without limitation, a charge over the current and future assets of the Borrower.

ii.

“Availability Period” means the period during which the Lender undertakes to make the Term Loan Facility available to the Borrower for utilization subject to the satisfaction by the Borrower of all the conditions precedent to drawdown.

iii.	“Available Facility” means the undrawn and uncancelled portion of the Term Loan Facility.
iv.

“Ancillary Documents” means the Legal Charge over the OML 120 and 121, All Asset Debenture, Deed of Share Charge over the shares of the sponsors, Corporate Guarantees, Letter of Comfort from CAMAC Energy Holdings Limited and all other documents referenced in this Agreement required in order to give effect to the Terms of this Agreement.

v.	“Board of Directors” means the board of directors for the time being of the Borrower within the meaning of the Companies and Allied Matters Act CAP C20, Laws of the Federal Republic of Nigeria, 2004.
vi.	“Business Day” means a day on which banks in Nigeria are open for normal banking business excluding Saturdays and Sundays and any public holiday declared by the Federal Government of Nigeria.
vii.

“Charged Assets” means each of the assets and undertakings of the Borrower and more particularly charged to the Lender in the All Assets Debenture dated on or about the date of this Agreement between the Lender and the Borrower.

viii.

CAPEX Reserve Account (“CRA”): An account established with the Lender and which will be used to build up and maintain the CRA required balance. Such amount shall not be less than 10% of net revenue after expenses.

ix.	“Compensation Account” Means the account established with the Lender to be used to receive all insurance payments and/or any other compensation due to the Borrower.
x.	“Closing date” means the or any other date agreed for the execution of this Agreement and any other ancillary agreements.
xi.	“Drawdown” means when all the conditions to drawdown set forth in this Agreement are met.
xii.

“Debt Service Reserve Account” means the account established by the borrower with the Lender to be used to fund debt service obligations dues on the next repayment date. To be funded no later than 7 days prior to each repayment date.

xiii.	“Events of Default” means any one of the events stated in clause 19 hereof.
xiv.	“Final Maturity Date” means …, 2019 or any other date as may be agreed in writing between the Lender and the Borrower.
xv.	“Legal Charge” means the legal charge created or to be created over Oil Block OML 120 and 121 (which license is held by Allied Energy Plc).
xvi.

“LIBOR” means the London Interbank Offered Rate which is the rate at which banks offer and place money at the London inter-bank money market. Specifically, this is the one-month LIBOR rate for a period equal to that Interest period which appears on the screen display designated as page 3750 on the Moneyline Telerate Service (or such other screen display or service as may replace it for the purpose of displaying British Bankers’ Association LIBOR Rates for Dollar deposits in the London interbank market) at or about 1100 hours GMT on the applicable rate fixing day.

xvii.

Material Adverse Effect: means any outcome or circumstance which materially and adversely affects the obligations of the Borrower under this facility agreement or materially and adversely affects any of the securities hereby created.

xviii.	“Moratorium” means a period of grace during which repayment of the principal amount of the Loan shall be suspended and shall be twelve (12) months commencing from the date of the first drawdown.
xix.	“Month” means a calendar month.
xx.

“Obligor” means any person having an obligation (directly or indirectly under this facility agreement or any other ancillary agreement related to this facility (including Allied Energy Plc, the off takers, Camac Energy Incorporated. etc)

xxi.	“Project” means the further expansion and development of the Oil Block OML 120 and 121.
xxii.	“Request” means a request by the Borrower to utilize the Term Loan Facility, substantially in the form of Schedule 1.
xxiii.	“Sponsors” means the shareholders of the Borrowers.
xxiv.	“The Term Loan Facility” means the term loan facility described in clause 2 granted to the Borrower by the Lender.
xxv.	“The Loan amount” means the aggregate principal amounts drawn by the Borrower at any time under the Term Loan Facility and not repaid or prepaid.
xxvi.	“USD” and “$” means the lawful currency of the United States of America.
1.2

Words and phrases defined in the Companies and Allied Maters Act Cap C20 Laws of the Federal Republic of Nigeria 2004 shall subject to the foregoing have the same meanings respectively in this Term Loan Facility Agreement.

1.3.	The headings of the various clauses are inserted for convenience only and shall not affect the construction of the clauses of this Term Loan Facility Agreement.
1.4	References to any statute or statutory provisions are to the statute or provisions as may from time to time be amended, modified, extended or re-enacted.

2.	FACILITY

The Lender hereby grants to the Borrower upon the terms and subject to the conditions herein contained a term loan facility in the aggregate principal sum of US$100,000,000.00 (One Hundred Million United States Dollars) to be designated the Term Loan Facility and the Borrower hereby accepts the Facility from the Lender.

3.	DISBURSEMENT
3.1.	The Term Loan Facility shall be available for utilization for a period of 12 (twelve) months from the date of execution of this agreement.
3.2.

The disbursement shall be made in 4 (four) tranches of US$25,000,000 (Twenty Five Million US Dollars) each upon satisfaction by the Borrower of all the condition precedent. It being understood that at least 10% of the facility (equivalent of N1.6Billion Naira) shall be disbursed in Nigeria currency (Naira).

3.3.

The Term Loan Facility shall be available in US Dollars (for offshore portion) and Naira (for payment to local contractors and suppliers). The dollar portion will also be available for utilization as letters of credit: unconfirmed, confirmed, deferred and Usance.

4.	COMMITMENT

The Lender hereby undertakes and agrees that subject to the terms of this Loan Agreement and the Offer Letter for the facility it shall during the Availability Period make the Term Loan Facility available to the Borrower for utilization for the purpose stated in clause 5 as contemplated under this Agreement.

5.	PURPOSE
5.1.	The Borrower shall utilize the Loan strictly for the purposes of part financing the expansion and development of the Oil Block OML 120 and 121.
5.2.

The Facility shall be utilized (i) via direct payment to suppliers and contractors, offshore payment via letters of credit and transfers based on the terms of supply while direct disbursement shall be made to local suppliers from the Naira disbursement (ii) to fund financing costs, expenses and fees associated with the facility.

5.3.	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
6.	TENOR

This Term Loan Facility shall be for a period of five (5) years inclusive of twelve (12) months moratorium on Principal only.

7.	DRAWINGS
7.1.

The Borrower shall be entitled to make drawings under the Term Loan Facility at any time during the Availability Period, and for each such drawing (to be designated a “Drawing”) the Borrower must complete a Request, such Request to be made in the form of schedule 1 hereto and delivered to the Lender during a Business Day. The Lender shall communicate acceptance of the Request to the Borrower within thirty (30) days of the request.

7.2.

Drawings under the Facility shall be subject to satisfaction by the Borrower of all the conditions precedent to drawdown stipulated in the accepted Offer Letter dated July 21, 2014 in each case in form and substance satisfactory to the Lender unless waived by the Lender on such terms as the Lender deems fit in writing.

7.3.

Notwithstanding any other provision of this Loan Agreement, including, without limitation, those in Clauses 3.3 and 5.2, the amount of any standby letter of credit issued hereunder shall not be considered to be a drawing under the Term Loan Facility but shall be considered to be a Contingent Liability which reduces availability but does not incur interest and/or charges until actual presentation for payment.

8.	INTEREST AND OTHER FEES
8.1.	The dollar rate of interest chargeable in respect of the Loan shall be LIBOR + 7.5% per annum, subject to a floor of 9.5% per annum.
8.2.

The Naira interest rate shall be 18.75% per annum. This rate is subject to upward or downward review by the Lender in line with money market realities. However, any future advice of upward review shall be for information only and will be deemed accepted accordingly unless the facility is paid down on the effective date of such upward review.

8.3.	Default interest will be payable on all overdue amounts at floor rate plus applicable margin of 2.00% per annum.
8.4.	The Borrower shall also pay the following other fees
(i)	Management Fee at 1% flat, payable upfront upon acceptance of offer;
(ii)	Processing Fee at 0.35% flat, payable upfront upon acceptance of offer.
(iii)	Commitment Fee at 0.50%, payable quarterly in arrears annually on the undrawn balance.
(iv)	Loan Service Fee (Periodic): 0.5% payable upfront upon acceptance and on every anniversary on the outstanding balance until the facility is fully repaid.
8.5.

Where any interest payment or principal repayment under this Clause is due on a day that is not a Business Day, such payment shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

9.	SECURITY
9.1.

As security for the repayment of the Loan, which security shall terminate and be released by the Lender at such time as no amount is or may be outstanding under this Loan Agreement, the Borrower shall:

(a)	Obtain in favor of the Lender a Legal Charge over Allied Energy Plc and Camac Energy Incorporated’s entire interest in Oil Block OML 120 and 121;
(b)

Create in favor of the Lender a fixed and floating Legal Charge by way of an All Assets Debenture over its present and future assets including any currently unissued shares in the Borrower or any shares created as a result of an increase in the authorised share capital of the Borrower. This Agreement and the All Asset Debenture to be executed and read contemporaneously.

(c)

Obtain in favor of the Lender, a corporate guarantee (covering the entire facility and interests) from Camac Energy Incorporated (the parent company of the Borrower) and a corporate guarantee (covering the entire facility and interests) from Allied Energy Plc.

(d)

Obtain an undertaking from Allied Energy Plc and Camac Energy Incorporated committing to domicile the proceeds from the sale of crude oil from OMLs 120 and 121 and processing of all NXPs from such sales through its account with the Lender.

(e)

Obtain a letter of comfort from Camac Energy Holdings Limited to ensuring that its subsidiary (Allied Energy Plc and Camac Energy Incorporated) domicile the crude oil proceeds with the Lender and ensure performance of obligations under this Term Loan Facility Agreement

(f)

Obtain an assignment to the Lender of all the rights in the share capital of the Borrower and to ensure the shareholders of the borrower create a pledge in favor of the Lender over their shares in the Borrower (including current and future shares as well as additional shares in the event of increase in the authorized share capital of the Borrower).

(g)	Assign to the Lender, the Borrower’s rights under all commercial contracts including sale and purchase agreements, off-take agreements and crude handling agreements.
(h)

Cause Allied Energy Plc and Camac Energy Incorporated to assign to the Lender all their rights under all commercial contracts relating to OMLs 120 and 121 including sale and purchase agreements, off-taker agreements and crude handling agreements.

(i)

Create in favor of the Lender, an Irrevocable Domiciliation agreement (between the Borrower, Allied Energy Plc, Camac Energy Incorporated and off-takers domiciling all proceeds from the off take agreement in the designated accounted opened with the Lender.

(j)

Enter into an irrevocable undertaking (along with Allied Energy Plc and Camac Energy Incorporated) to open all NXP in respect of crude oil lifting from OMLs 120 and 121 being financed throughout the tenor of the facility with the Lender and to route all proceeds of crude oil sales from OMLs 120 and 121 to its account with the Lender.

(k)

Create a charge in favor of the Lender over all of the Borrower’s accounts, receivables, rights and interest and cause Allied Energy Plc and Camac Energy Incorporated to create a charge in favor of the Lender over all its accounts, receivables, rights and interest with respect to OML 120 and 121.

(l)	Assign to the Lender, all rights under any hedging agreement entered into in relation to the Facility.

(m)	Assign to the Lender, all insurance and reinsurance contracts including performance guarantees by EPC related to the project.
(n)

Obtain from the off-takers of the crude oil from OMLs 120 and 121 a commitment/acknowledgment of domiciliation instruction by Allied Energy Plc and Camac Energy Incorporated to domicile all sales proceeds to the Borrower’s account with the Lender.

(o)	Pledge all its unissued shares (including news shares issued in the event increase in the share capital) to the Lender.
9.2.

Except with the written consent of the Lender, the Borrower hereby undertakes not to and shall not create or permit to subsist any other mortgage, charge, pledge or lien (each a “Security Interest”) on any of its Charged Assets and/or securities hereby created except for any Security Interest:

a.

To secure any excise or import taxes or duties owed to, or industrial grants made by any state, government, political sub-division or international organization, or any agency, authority, instrumentality or body or any regulatory authority; or

b.	Arising by operation of law; or
c.	Created or arising with the prior written approval of the Lender; or
d.	Created or arising out of retention of title provisions or a conditional sale in respect of goods acquired by the Borrower in the ordinary course of business; or
e.	Which is a lien or other Security Interest arising in the ordinary course of the Borrower’s business consistent with the Borrower’s past practice and not securing Borrowings; or
f.

The principal purpose and effect of which is to allow the setting-off or netting off obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Borrower; or

g.	Constituted by netting, set-off or cash collateral arrangements in relation to swaps or other derivative agreements in the ordinary course of its business; or
h.

Arising under arrangements in connection with the participation in or trading on or through any clearing system or investment, commodities or stock exchange where the Security Interest arises in the ordinary course of business under the rules or normal procedures or legislation governing such system or exchange; or

i.

Over securities, derivatives or commodities, in respect of the acquisition cost of such securities, derivatives or commodities owed to a dealer therein or an agent for the purchase thereof where such cost fails to be paid within 180 days of being incurred; or

j.	Arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs; or
k.

Which is to renew, extend or replace a Permitted Security Interest if the principal amount secured is not thereby exceeded and such permitted Security Interest is discharged or released within 3 (three) months of the creation of the replacement Security Interest; or

l.

Over cash or cash equivalents covering any indebtedness (or obligations in respect thereof, such as future interest) in respect of capital market issues in existence on the Closing Date which has been fully covered by cash or cash equivalents as a means of achieving the economic effect of full repayment of that indebtedness; or

10.	CREATION OF ACCOUNTS
10.1.

Collection Accounts: A collection account shall be opened with the Lender to receive all revenues generated from the obligor base asset (OML 120 and 121) including receivables from the off-take agreement. Withdrawals shall be made from the collection account to fund the following accounts: (i) Debt Service Reserve Account (DSRA) (ii) Operations Account (iii) Debt Service Account (iv) CAPEX (v) Compensation Account.

10.2.

Operations Accounts: The Borrower shall open an operations account with the Lender. On each waterfall date, the company shall deposit in the operation account from the collection account such amounts as necessary to permit payment from that account of up to 100% of the operating expenditure for the next 3months.

10.3.

Debt Service Account: The Lender shall open a Debt Service Account with the Lender which will be used to fund debt service obligations due on the next repayment date. This is to be funded no later than 7 days prior to from the DSRA.

10.4.

CAPEX Reserve Account (CRA): This account shall be established with the Lender and will be used to build up and maintain the CRA required balance. The CRA balance shall not be less than 10% of net revenues after expenses.

10.5.	Compensation Account: A compensation account shall be established with the Lender for the purpose of receiving all insurance payments and/or any other compensation due to the Borrower.
10.6

DSRA Required Balance: Debt Service Reserve Account (“DSRA”) shall be opened to warehouse the DSR required balance. In an event of default, any funds held in the Debt Service Reserve Account may be promptly applied as a mandatory prepayment under the facility. This shall be maintained to hold 12 months interest obligation during the moratorium and subsequently funds sufficient to pay one quarter interest and principal shall be constantly held in this account.

11.	MORATORIUM

The Lender hereby grants to the Borrower a moratorium on principal only of the Term Loan Facility for a period of twelve (12) months, interest will be paid during the moratorium period on a quarterly basis.

12.	REPAYMENT
12.1	The Borrower shall make quarterly (per annum) repayment of principal and interest commencing after the moratorium period. However, interest shall be payable quarterly during the moratorium period.
12.2

The principal and interest on the facilities shall be paid by the Borrower to the Lender on the due date through the legally accepted mode of repayment as specified by the Central Bank of Nigeria, accompanied by a letter signed by the authorised representative of the Borrower, stating the purpose of the payment. Notwithstanding the purpose stated in the letter by the Borrower, the Lender shall apply any payment so received from the Borrower first in or towards the satisfaction or reduction of the payment of interest then due and unpaid before applying same to or towards the repayment of the principal sum then due and if the amount is not enough to repay the full amount then due, the Lender shall so notify the Borrower who shall within 30 (thirty) days of receiving such notification pay to the Lender the amount necessary to repay the installment in full.

12.3

Where any date for a repayment under this Clause is not a Business Day, such repayment shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

12.4	On the Final Repayment Date, the Borrower shall pay and discharge all outstanding secured obligations in full.
13.	PREPAYMENT AND CANCELLATION
13.1.	On giving not less than 14 (fourteen) business days prior written notice to the Lender, the Borrower may prepay the Loan in whole or in part.
13.2.	Parties agree that Prepayment is allowed only in multiples of US$5,000,000 (Five Million US Dollars). However, a 1% flat charge shall be applied on the prepaid amount.
13.3.	Amounts prepaid will not be re-borrowed and shall first be applied in or towards payment of any interest due and unpaid then towards repayment of any principal installments then due and unpaid.
14.	CONDITIONS PRECEDENT TO DRAWDOWN
14.1.	The Borrower shall not be entitled to draw or utilize the Term Loan Facility or any part thereof unless the Lender shall have received the following:
14.1.1.

Acceptance of the offer dated July 21 2014, evidenced by signing and returning a copy of the offer letter by the authorized signatories of the Borrower. Such authority to accept the offer by the Borrower to be obtained via a duly signed Board resolution of the Borrower. The Lender confirms that the referenced offer dated July 21, 2014 has been accepted and signed by the Borrower.

14.1.2.	Submission of duly executed written Board Resolution of the Borrower authorizing and accepting usage of the term loan facility.

14.1.3.	Submission of a Board Resolution of the Borrower authorizing and accepting the terms and conditions contemplated under this Agreement.
14.1.4.	Submission of a duly executed written Board Resolution of Allied Energy Plc and Camac Energy Incorporated authorizing the following:
i.	The use of their OML 120 and 121 as collateral for this facility. All the documents required for perfection and creation of legal charge shall be executed accordingly.
ii.

That all proceeds of crude oil export from OML 120 and 121 shall be domiciled with the Lender and transferred to the account of the Borrower with the Lender towards liquidation of the maturing installments of the Term Loan Facility.

14.1.5.

Submission of a Board Resolution of the Borrower, Allied Energy Plc and Camac Energy Incorporated undertaking that the Borrower and Allied Energy Plc shall not obtain any additional finance or create any security interest over Oil Block OMLs 120 and 121 as well as its current and future assets without the prior written consent of the Lender.

14.1.6.	Receipt of a Letter from the Borrower stating its current indebtedness (if any) to other lenders with the facility limits obtained, current outstanding balance (if any) and the collateral pledged.
14.1.7.	Receipt of duly executed Term Loan Agreement between the Borrower and the Lender.
14.1.8.	Receipt of duly executed legal charge by Allied Energy Plc and Camac Energy Incorporated on its interest in OML 120 and 121.
14.1.9.	Receipt of duly executed all asset debenture over the fixed and floating assets of the Borrower in favor of the Lender.
14.1.10.	Receipt of duly executed pledge over all the shares of the Borrower (including issued and unissued shares and to extend to any new shares created in the event of shares capital increases).
14.1.11.

Receipt of duly executed agreement between the Borrower, Allied Energy Plc, Camac Energy Incorporated and the off-takers domiciling all the proceeds from the sale of crude from the Oil Block OML 120 and 121 with the Borrower.

14.1.12.

Receipt of duly executed agreement assigning the rights of the Borrower Camac Energy Incorporated and Allied Energy Plc under all commercial contracts related to OMLs 120 and 121 (including sale and purchase agreements, off-take agreements and crude handling agreements).

14.1.13.

Receipt of an irrevocable undertaking by the Borrower, Camac Energy Incorporated and Allied Energy Plc to open all NXP in respect of crude oil lifting from OML 120 and 121 throughout the tenor of the facility with the Lender and to route all proceeds of crude oil sales from OML 120 and 121 to its account with the Lender.

14.1.14.	Receipt of duly executed pledge in favor of the Lender over the Borrowers accounts, receivables, rights and interests.
14.1.15.	Submission of an independent reserves and technical report on the assets provided by an independent technical consultant, acceptable to the Lender.
14.1.16.	Receipt of duly executed first charge on the Borrower’s account with the Lender, warehousing the proceeds of crude oil sales on OML 120 and 121.
14.1.17.	Receipt of duly executed standard corporate guarantee of Camac Energy Incorporated and Allied Energy Plc, the parent company of the Borrower.
14.1.18.

Receipt of duly executed undertaking by the Borrower that the US Dollars and Naira equivalent of the foreign exchange or the Borrowers account with the Lender should be debited for the Dollar and/or Naira equivalent of principal and interest in the event that payment from the crude exported is delayed on due date or repayment or at the time of expiration of the facility.

14.1.19.	Receipt of written confirmation or certificate of compliance issued by the Department of Petroleum Resources in respect of OML 120 and 121.
14.1.20.	Receipt of documents relating to the Borrower’s acquisition of the remaining economic interest in OML 120 and 121 form Allied Energy Plc and Camac Energy Incorporated.
14.1.21.	Receipt of all other necessary security documents.

14.1.22.	Execution of any other necessary security document(s) as may be reasonably required by the Lender.
14.2.

The Lender may allow the Borrower to utilize the facilities or any part thereof notwithstanding that all or any of the conditions precedent to the utilization of the facilities have not been fulfilled and such a concession shall not prejudice the right of the Lender to insist upon the fulfillment of all the conditions precedent to the utilization thereof before further utilization of the facilities nor prejudice the right of the Lender to recover from the Borrower any part utilized before the fulfillment of all or any part of the conditions precedent.

15.	OTHER CONDITIONS
15.1.

The Borrower shall submit to the Lender a copy of its quarterly management accounts within sixty (60) days of the end of each quarter and audited accounts within one hundred and twenty (120) days of the end of each financial year.

15.2.	This Term Loan Facility is made subject to availability of funds and to the rules and regulations governing banking business as enunciated by the Central Bank of Nigeria from time to time.
15.3.	In line with Central Bank of Nigeria (‘’CBN’’) directive, The Lender shall disclose information relating to this facility to CBN Licensed Credit Bureaus.
15.4.	Predetermination of borrowing base every six (6) months by an Engineering Consultant acceptable to the Lender.
15.5.	The Borrower hereby undertakes to source foreign currency on or before maturity of the Term Loan Facility.
15.6.	The Borrower, Camac Energy Incorporated and Allied Energy Plc shall inflow the repayment from proceeds generated from oil trading on/or before the expiration of the facility.
15.7.

The Borrower shall be required to take out a comprehensive insurance policy with a reputable insurance company acceptable to the Lender against fire and any other form of peril on OML 120 and 121 with the Lender noted as the first loss payee.

15.8.	The Borrower shall provide a list of contractors/subcontractors to be engaged in executing further expansion and development works on OML 120 & 121.
15.9.	The Borrower shall use its best efforts to ensure that contractors/subcontractors associated with this project open/ maintain accounts with the Lender wherein funds shall subsequently be disbursed.
15.10.

The Lender reserves the right to unilaterally review the terms and conditions of this facility from time to time in the light of changing market conditions and also to terminate this banking facility and accelerate the maturity of the Borrowers indebtedness based on any adverse information threatening the basis of this relationship or putting the banking facility at risk or loss and as a result of any breach of the terms and conditions of this facility. The Borrower shall be notified of any decision taken in this respect.

15.11.

In the event of a contemplated sale of shares, issuance of additional share capital, amalgamation of business or any other change that would result in any change of ownership of the company, or a substantial share capital of the company being taken over by a new owner, the prior consent of the Lender must be obtained in writing, otherwise the facility shall become immediately due and payable.

15.12.	The Borrower shall carry out periodic reserve redetermination audit to ascertain changes in borrowing base.
15.13.	The Lender reserves the right to securitize, syndicate or sell its interest in this credit facility based on its global risk/liquidity management objectives during the period of the facility.
15.14.	All legal fees, out-of-pocket expenses, taxes or commissions including cost of recovery of the facility in the event of default shall be for the account of the Borrower.
15.15.

The Borrower shall not without the prior written consent of the Lender obtain any new facility from any other financial institution both local and foreign for further expansion of OML 120 and 121. The Lender in the event of need for additional borrowing shall have a right of first refusal.

16	STAMP TAXES

The Borrower shall pay and, promptly on demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement or any ancillary agreements.

17.	REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to and for the benefit of the Lender

17.1.	Status

It is a duly incorporated and validly existing company with limited liability under the laws of the Federal Republic of Nigeria.

17.2.	Powers and Authority

It has the powers to enter into, or, as the case may be, to comply with, and be bound by all obligations expressed on its part under this Loan Agreement including the powers to borrow under this Loan Agreement and that it has taken all necessary actions to authorize the borrowings under this Loan Agreement and to authorize the execution, delivery and performance of this Loan Agreement.

17.3.	Non-Conflict

The execution, delivery and performance of this Loan Agreement will not violate any provisions of any existing law or regulation or statute applicable to it or of any mortgage, contract or other undertaking to which it is a party or which is binding upon its assets.

17.4.	Project Cost:

The project cost is approximately USD258.5 Million (Two Hundred and Fifty Eight Million Five Hundred Thousand Dollars).

17.5.	Borrowing Limits

Borrowings under this Loan Agreement up to and including the maximum amount available under this Loan Agreement will not, when borrowed, cause any limit on borrowings (whether imposed by statute, regulations, agreement or otherwise), or on the powers of its board of directors, applicable to it to be exceeded.

17.6.	Accounts

The most recent audited profit and loss account and balance sheet of the Borrower which have been or are to be delivered to the Lender together with the notes thereto give a true and fair view of the results of the operations of the Borrower for the period to which they relate and, as the case may be, the financial position of the Borrower as at the date to which they relate and have been prepared in accordance with generally accepted accounting principles in Nigeria consistently applied.

17.7.	Event of Default

No Event of Default has occurred and is continuing.

17.8.	Proceedings pending or threatened

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has (to the best of its knowledge and belief) been started or threatened against it (or against its directors) or any other Obligor (or against any director of an Obligor) which:

(a)	may restrain its entry into, the exercise of its rights under, or the performance, enforcement of or compliance with any of its obligations under this Agreement; or
(b)	if adversely determined, would reasonably be expected to have a Material Adverse Effect.
17.9.	Insolvency

No corporate action, legal proceeding or other procedure or step or creditors’ process, has been taken against the Borrower.

17.10.	Corruption

Neither the Borrower nor any of its Affiliates, and their respective officers, directors or authorised employees, agents or representatives has:

(a)

paid, promised to pay or offered to pay, or authorised the payment of, any commission, bribe, pay-off or kickback related to the OML 120 and 121 that violates or may violate any applicable law or regulation or entered into any agreement pursuant to which any such commission, bribe, pay-off or kickback may or will at any time be paid; or

(b)	offered or given any object or other thing of value to influence the action of a public official, or threatened injury to person, property or reputation, in connection with the OML 120 and 121.
17.11.	Taxation
(a)

It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring interest or penalties (save to the extent that the Lender is satisfied that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for the payment of such Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns.
(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes other than any initial statement of Taxes due, provided by a tax authority.
17.12.	Immunity
(a)

The execution by the Borrower of this Agreement, and the exercise by it of its rights and performance of its obligations under same will constitute, private and commercial acts performed for private and commercial purposes.

(b)

The Borrower will not be entitled to claim immunity (in relation to itself or any of its assets or property) from set-off, suit, execution, attachment or other legal process in any proceedings in relation to this Agreement or any ancillary Agreements.

18.	COVENANTS AND UNDERTAKINGS
18.1.	Duration

The undertakings in this Clause 18 will remain in force from the date of this Loan Agreement and for so long as any amount is or may be outstanding under this Loan Agreement.

18.2.	Financial Information

The Borrower shall deliver to the Lender copies of its audited accounts for each financial year as soon as the same are publicly available (and in any event within 120 days of the end of each of its financial year).

18.3.	Notification of Default

The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

18.4.	Priority of Interest

The Borrower shall procure that its obligations under this Loan Agreement do and will rank in priority with all its other present and future unsecured and unsubordinated obligations (subject to the preference of certain obligations in liquidation, bankruptcy or other analogous proceedings in respect of it by operation of applicable law).

18.5.	Change of Business/corporate structure

The Borrower shall not change the nature of the business being carried on by it, and Shareholders as at the date of this Loan Agreement. Any change in the current board of directors shall not be effective unless the Lender is notified and the Lender’s written consent obtained.

18.6.	Production and Lifting Schedule

The Borrower hereby undertake that on the first working day of every month, it shall provide the Lender with the certified copy of both the Daily Production Schedule as well as the Product Lifting Schedule showing the quantity of products produced and lifted respectively from OML 120 and 121.

19.	EVENTS OF DEFAULT

Upon the happening of any of the following events, the Lender may by notice in writing to the Borrower so long as such event is continuing declare such event to constitute an Event of Default and the amount of the Facility then outstanding and the interest accrued thereon and any other moneys payable hereunder to be immediately due and payable and its obligation to provide moneys under this Loan Agreement to be terminated:

i.	If the Borrower does not pay any moneys payable hereunder when due and such moneys remains unpaid for 30 (thirty) days after becoming due;

ii.	If any order is made or effective resolution is passed or a successful petition is presented for winding up of the Borrower or if the Borrower goes into liquidation or dissolution; or
iii.	If the Borrower suspends any of its debts or ceases or threatens to cease to carry on its business or substantially the whole of its business; or
iv.

If any encumbrancer takes possession or a receiver is appointed for any part of the assets of the Borrower and the interest of such encumbrancer or the appointment of the receiver is not terminated or rescinded within 21 (twenty one) days; or

v.

If any distress, execution, sequestration or other process is levied or enforced upon or issued out against the properties or assets/shares of the Borrower and is not discharged within 21 (twenty one) days; or

vi.	If the Borrower is unable to pay its debt within the meaning of section 409 of the Companies and Allied Matters Act 2004 or any statutory modifications or re-enactment thereof; or
vii.

If the Borrower commits any breach of any material part of this Loan Agreement and in the case of any breach capable of remedy fails to remedy the breach within thirty (30) days of being required in writing by the Lender to do so; or

viii.

If any representation or warranty made by the Borrower in this Loan Agreement or any notice, certificate or statement delivered or made hereunder proves to have been incorrect or materially inaccurate when made or delivered.

Notwithstanding any event provided above, the Lender may allow the Borrower a ‘fifteen (15) day Cure Period’ to remedy any event of default failing which the Lender may commence the process of realizing the security.

20.	CHANGE IN CIRCUMSTANCE
20.1.

If any change in the law or administrative regulations applicable to this Loan Agreement or any interpretation by the courts of law makes it unlawful or illegal for the Borrower to perform its obligations hereunder then the Borrower shall repay to the Lender any sums outstanding under the Facility together with all accrued but unpaid interest and commissions.

20.2.

If any change in applicable law or administrative regulations or in the interpretation thereof by any authority charged with the administration thereof makes it unlawful for the Lender to perform its obligations hereunder then and in any such situation:

20.2.1.	The Lender shall notify the Borrower accordingly;
20.2.2.	The Lender shall be discharged from all obligations towards the Borrower hereunder and its commitment reduced to zero; and
20.2.3.	The Borrower shall on demand repay to the Lender the Loan within 90 (ninety) days thereafter.
20.3.

The Lender undertakes that during the tenor, duration, pendency or life of this Loan Agreement it shall continue to uphold, adhere to and comply with all laws and Governmental rules and regulations applicable to it, its operations, business and status and in particular the rules, regulations and directives of the Federal Ministry of Finance, Central Bank of Nigeria and other monetary and fiscal authorities and shall not commit, do, condone, allow, facilitate or accommodate anything, action, breach or omission that will put or place the Lender in a position that it is unable to meet or continue to meet its obligations hereunder or comply with the terms of this Loan Agreement.

21.	RECONSTRUCTION AND AMALGAMATION

This Loan Agreement shall not be affected by any amalgamation that may be effected by the Lender, its successors-in-title or assigns with any other company or persons whether the new company thus formed shall or shall not differ in its name, objects, character and constitution, it being the intent that this Loan Agreement shall remain valid and effectual in all respects in favour of and with reference to any such new company when formed and may be proceeded on or enforced in the same manner to all intents and purposes as if such new company had been named in and referred to herein instead of the Lender.

22.	INDULGENCE

The Lender may without prejudice to its rights herein enter into any agreement for giving time or other accommodation to the Borrower for the Facility or other monies hereby covenanted to be paid or any part thereof and may release or compound same with the Borrower or any person, company or corporation liable to pay the same.

23.	REMEDIES AND WAIVER

No failure to exercise and no delay in exercising on the part of the Lender rights, powers or privileges hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

24.	DEFAULT INDEMNITY

If the Borrower fails to pay hereunder any sum due (of principal or interest) or to become due hereunder, the Borrower shall pay interest at the rate aforesaid on the unpaid sum from the date when such payment fell due up to the date of payment, PROVIDED that interest shall at all times be calculated and payable as simple interest and on a reducing balance basis in conformity with monetary directives issued by the Central Bank of Nigeria.

25.	ASSIGNMENT

The Lender and the Borrower shall be entitled, with the prior consent of the other in writing to assign any of their rights and powers under this Loan Agreement, with all or any of the obligations herein stated and may assign and/or deliver to any such assignee, the security collateral hereto and in the event of such assignment, the assignee thereof of such right and powers and of such security, if any security be assigned and/or delivered shall have the same rights and remedies as if originally named herein in place of the Lender or the Borrower as the case may be, and thereafter the assignor will be fully discharged from all responsibilities with respect to any obligations so assigned and/or security delivered.

26.	NOTICE

Any notice or demand required hereunder shall be deemed to have been sufficiently given if in writing and delivered by hand or courier at the addressee’s address as hereinbefore stated or at each party’s last known address.

27.	ACCOUNTS

The Lender shall open in its books such accounts as may be required by the Lender to show satisfactory evidence of the transactions contemplated by this Loan Agreement.

28.	LEGAL COSTS, CHARGES AND EXPENSES

The Borrower shall be responsible for the stamp duty payable in respect of this Loan Agreement and the costs in connection with the preparation, negotiation and execution of this Loan Agreement.

29.	DISPUTE RESOLUTION
29.1.	Initial Mediation of Dispute

In the event of a dispute between the parties to this Loan Agreement, the following procedure shall be followed to resolve the dispute prior to either party pursuing other remedies:

i.	A meeting shall be held within 7 (seven) days at which all parties are present or represented by individuals with full decision making authority regarding the matters in dispute (Initial Meeting).
ii.

If within 14 (fourteen) days following the Initial Meeting, the parties have not resolved the dispute, the dispute shall be referred to Mediation directed by a mediator mutually agreeable to the parties. Each party shall bear its proportionate share of the costs of the mediator’s fees.

The parties agree to negotiate in good faith in the Initial Meeting and in the Mediation.

iii.

If after a period of 30 (thirty) days following the commencement of Mediation the parties are unable to resolve the dispute either party may submit the dispute to binding arbitration in accordance with clause 29.2 hereof upon 10 (ten) days prior written notice to the other party.

29.2.	Binding Arbitration
i.	Either party may submit any dispute arising out of this Loan Agreement that is not resolved following the processes in clauses 29.1 (i), (ii) and (iii) above to final and binding Arbitration.
ii.	The referral of the dispute to Arbitration precludes any other course of action by the other party except upon the mutual agreement and consent of both parties.
iii.

The Arbitration contemplated hereby shall be by 3 (three) Arbitrators one of whom shall be appointed by the Lender and the Borrower respectively while the third Arbitrator shall be nominated by the two (2) Arbitrators aforesaid and the venue for the proceedings shall be Lagos.

Where there is disagreement on the appointment of the third Arbitrator, then the third Arbitrator shall be appointed by the Chief Judge of Lagos State.

iv.

Each party shall be responsible for the cost of the Arbitrator appointed by it, while the cost of the third Arbitrator and all other costs and expenses of the arbitration proceedings shall be borne equally by the Lender and the Borrower respectively.

v.	The Arbitration shall be conducted in accordance with the Arbitration and Conciliation Act Cap A18 Laws of the Federation of Nigeria 2004.
30.	FORCE MAJEURE

Any delay in or failure of performance of this Loan Agreement by either party hereto shall not constitute default by such party or give rise to any claim for damages against it if such delay or failure of performance is caused by force majeure including but not limited to acts of God, acts of war or revolution, civil commotion, strikes, lock out, any labour unrest, governmental action, fire, flood, earthquake, destructive lightning, epidemic or other circumstances which are beyond the reasonable control of the party affected and which they could not have reasonably foreseen and guarded against and which by exercise of reasonable care and diligence they are unable to prevent.

31.	ACKNOWLEDGMENT

Any admission or acknowledgment in writing by the Borrower or by any authorized person on behalf of the Borrower of the amount of indebtedness of the Borrower to the Lender or any statement of account furnished by the Lender as the case may be as a true copy extracted from the books of the Lender shall be accepted as prima facie evidence against the Borrower.

32.	EXECUTION OF LOAN AGREEMENT

This Loan Agreement may be executed in any number of counterparts and such counterparts signed by all the parties hereto shall be deemed to constitute one and the same instrument and the Loan Agreement shall become effective when each of the parties hereto shall have signed a copy thereof (whether the same or different copies) and shall have delivered the same to the Lender.

33.	SEVERABILITY OF PROVISIONS

Any provisions in this Loan Agreement which is prohibited or unenforceable under Nigerian Law shall be ineffective to the extent only of such prohibition or unenforceability without invalidating the remaining provisions hereof.

34.	APPLICABLE LAW

The Loan Agreement shall be governed by and construed in accordance with the Laws of the Federal Republic of Nigeria.

35.	AGREEMENT

This Loan Agreement supersedes any prior agreements, promises, negotiations or representations either oral or written relating to the subject matter of this Loan Agreement and, except as provided for herein, may not be amended or modified.

36.	AMENDMENT

This Loan Agreement may not be amended or modified save by a document signed and sealed by and on behalf of the parties hereto.

37.	COMMENCEMENT DATE

Notwithstanding any other date herein provided, furnished or appearing herein the commencement date of this Loan Agreement is the execution Date as herein provided.

38.	ENTIRE AGREEMENT

This Loan Agreement shall be read in conjunction with the offer letter for the facility by the Lender dated July 21, 2014. In case of any conflict with the terms of the offer letter for the facility by the Lender dated July 21, 2014, the terms of the offer letter shall prevail.

SCHEDULE 1

FORM OF REQUEST

TO: Zenith Bank Plc

FROM: Camac Petroleum Limited

DATE: …………………

Zenith Bank Plc

Term Loan Facility Agreement dated ……………., 201….

(“The Loan Agreement”)

We wish to utilize the Term Loan Facility and request a Drawing to be advanced to us as follows:

a.	Amount of Drawdown:
b.	Date:
c.	Payment instructions:

By:-

Camac Petroleum Limited

Authorized “A” Signatory	Authorized “A” Signatory

IN WITNESS WHEREOF the Lender and the Borrower have executed these presents in the manner hereinafter appearing the day and year first above written.

THE COMMON SEAL of the within-named “LENDER”

ZENITH BANK PLC

Hereunto affixed in the presence of:

/s/ Ebenezer Onyeagwu	/s/ Michael Osilama Otu (Esq.)
DIRECTOR	SECRETARY

THE COMMON SEAL of the within-named “BORROWER”

CAMAC PETROLEUM LIMITED

Hereunto affixed in the presence of:

Banwo & Ighodalo
Femi Oyoade	Barristers & Solicitors
DIRECTOR	SECRETARY